                                    AGREEMENT

        THIS AGREEMENT made the 22nd day of February, 2002 by and between TAMPA BAY
FINANCIAL, INC., a corporation organized under the laws of the State of Florida
("TBF"), Carl Smith, a citizen of the State of Florida ("Smith"), Mathew Veal, a citizen of the State of Florida ("Veal" and, collectively with Smith,
"Shareholders"), and DNAPrint genomics, Inc., a corporation organized under the laws of the State of Utah ("DNAP") and DNAPrint genomics, Inc., a corporation organized under the laws of the State of Florida.

                                    RECITALS:

A. TBF and DNAP are parties to that certain Funding and Stock Subscription
   Agreement dated June 8, 2001 (the "Funding Agreement") providing for TBF to provide funding to DNAP and its wholly-owned subsidiary, DNAPrint genomics,
   Inc., a Florida corporation ("Subsidiary"), totaling $2,000,000 in exchange for issuance to it of forty million shares of the restricted common stock of DNAP.

B. DNAP and Mark Neuhaus ("Neuhaus") have entered into a Consulting Agreement dated November 2, 2001, pursuant to which Neuhaus was to be compensated by the award of stock options to purchase up to 20,000,000 shares of DNAP common stock at a price calculated in accordance with a formula set forth in a Non-Qualified Stock Option Agreement (collectively the "Neuhaus
   Agreement").

C. Shareholders presently serve as officers and directors of DNAP and of TBF.

D. The parties recognize that it would be in the best interest of DNAP and TBF to substantially and amicably sever the existing relationship between them.

E. TBF has prepared and delivered to DNAP a reconciliation as of February 14,
   2002 of all shares of DNAP stock which it has caused to be issued, a copy of which is attached hereto as Exhibit A (the "TBF Reconciliation"), pursuant to the Funding Agreement, the Neuhaus Agreement and a private placement of DNAP restricted common stock. Pursuant to the Funding
   Agreement, the TBF Reconciliation reflects the issuance of 656,300 shares in excess of the number of shares for which no payment was received by the
   Company (the "Unfunded Shares"), representing a deficiency in $32,815 of funds received by the Company (the "Funding Deficiency").

F. DNAP has entered into a Funding and Subscription Agreement between and among DNAP and George Frudakis, Tony Frudakis, Carl Smith, III and Richard
   Craig Hall (the "Replacement Investors"), pursuant to which the Replacement
   Investors have agreed to purchase through a private placement, during the twelve-month period following execution of such agreements, not less than
   57,140,000 shares of the DNAP's restricted common stock at a price of
   $0.035 per share and TBF, Smith and Veal have each been furnished copies of such agreement.

                                    AGREEMENT

        NOW THEREFORE, for and in consideration of the mutual covenants of the parties hereto and for other good and valuable consideration paid by each party hereto to the other, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                                    RECITALS

        The foregoing recitals are true and correct and are hereby incorporated by references.

                                    ARTICLE 2
                                     FUNDING

        2.1 Funding Deficiency. TBF shall pay to DNAP by wire transfer the amount of $32,815 in full satisfaction of the Funding Deficiency within six months.

        2.2 Funding Agreement. Upon or before the execution of this Agreement:

           (a) TBF will deliver to DNAP a non-interest-bearing, non-recourse promissory note having a term of three (3) years in the amount of $1,046,234 in the form attached hereto as Exhibit B (the "Promissory Note") representing the balance due DNAP by TBF under the Funding Agreement.

           (b) DNAP has directed Standard Register and Transfer Company, as transfer agent for DNAP (the "Transfer Agent"), to issue 19,549,680 shares of DNAP restricted common stock (the "Escrowed Shares") and to place those shares in an escrow account subject to release at the direction of DNAP. Upon DNAP's receipt of payment from TBF against the Promissory Note for all or a portion of the
Escrowed Shares, DNAP shall direct the Transfer Agent to issue shares to TBF on a quarterly basis at a price of $0.05 per share.

           (c) All payments to DNAP for the Escrowed Shares shall be treated as payment of principal under the Promissory Note. At the maturity date of the
Promissory Note, the Promissory Note shall be cancelled and the escrow account holding the Escrowed Shares shall be closed and the remaining Escrowed Shares shall be returned to DNAP as treasury shares.

           (d) The shares currently held by the Transfer Agent in escrow on account of anticipated funding under the Neuhaus Agreement, which funding has not been received, shall be returned to DNAP as treasury shares.

        2.3 Alternative Funding. In the event DNAP is unable to secure at least One
Million Dollars ($1,000,000) in funding from the Replacement Investors, TBF will provide upon thirty (30) days' written request by DNAP up to an additional $1 million of funding in exchange for restricted shares in DNAP priced at the lower of $0.05 per share or half of the market price of one share of DNAP during the fifteen trading days immediately preceding the date of DNAP's notice. TBF may, at its option, provide the requested amount in up to four installments with the first payment made within thirty (30) days following the date of DNAP's notice and each subsequent installment to be paid no later than thirty (30) days following the date of the preceding installment.

                                   ARTICLE 3
                              CORPORATE GOVERNANCE

        3.1 Resignations. Simultaneously with the execution of this Agreement,
Smith and Veal have delivered to Tony Frudakis, as Director of DNAP, their respective resignations from all positions that they hold as officers and directors of DNAP and Subsidiary.

        3.2 Replacement Directors. Tony Frudakis, Smith and Veal, as directors of
DNAP and Subsidiary, immediately prior to the resignation of Smith and Veal, shall designate Hector Gomez and Jack Luchese to serve as directors of DNAP and
Subsidiary until the next annual meetings of Shareholders. TBF agrees to vote its shares at that meeting for the slate of directors designated by Frudakis and further agrees to take no action intended to prevent or interfere with the election of those directors. It is understood and agreed that the newly constituted boards of directors of DNAP and Subsidiary immediately upon the designation of new directors shall convene meetings of each board and shall at those meetings elect Tony Frudakis to serve as Chairman and Chief Executive
Officer of DNAP and Subsidiary.

                                   ARTICLE 4
                                 INDEMNIFICATION

        4.1 TBF, Smith and Veal. DNAP agrees to indemnify and hold harmless TBF,
Smith and Veal from and against any shareholder lawsuits, claims or actions alleging loss suffered by shareholders arising from the failure of the investor parties to the Replacement Funding Agreements to collectively fulfill their funding obligations to DNAP. DNAP further agrees to indemnify Smith and Veal from and against shareholder claims arising from acts or omissions (other than illegal acts) occurring during periods they served as directors of DNAP to the extent permitted by Utah law. It is acknowledged and, based upon the opinion of counsel for DNAP, it is understood that Utah law prohibits a corporation from providing such indemnification in derivative actions on behalf of the corporation if the director has been held personally liable to the corporation or in a proceeding alleging that the director derived an improper personal benefit, if the director is held personally liable in a court proceeding for such an action.

        4.2 DNAP. TBF, Smith and Veal jointly and severally agree to indemnify and hold harmless DNAP and its officers and directors from and against any lawsuits, claims or actions arising from any acts, errors or omissions by TBF, Smith or
Veal (other than those which are subject to DNAP's indemnification as set forth in Article 4.1, above) occurring prior to the date hereof.

                                    ARTICLE 5
                                  OTHER MATTERS

        5.1 Non-disparagement. DNAP and TBF on behalf of themselves and their respective officers and directors agree to refrain from making any statements disparaging to the character or integrity of the other party or to the officer or directors of the other party. DNAP shall furnish to TBF a letter of recommendation substantially in the form attached as Exhibit A, hereto.

        5.2 Representations and Warranties. TBF, Veal and Smith represent and warrant that Exhibit A hereto completely and accurately states the number of shares of DNAP stock issued and all funds receipted by DNAP pursuant to the
Funding Agreement, the Neuhaus Agreement and the 2001/02 Private Placement.

        5.3 Continued Cooperation. Veal shall continue to assist DNAP in the completion of audited financial statements for the period ended December 31,
2001 and in the preparation of filings required by the U.S. Securities and
Exchange Commission for that period. TBF, Smith and Veal shall, to the extent shareholder approval is required, abstain from voting their shares with respect to approval of or opposition to the Funding and Subscription Agreement described in Recital F, above.

                                    ARTICLE 6
                                  MISCELLANEOUS

        6.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon actual receipt, if delivered personally or by courier, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile number specified below:

        (a) If to TBF, to:

            Tampa Bay Financial, Inc.
            355 Interstate Boulevard
            Sarasota, Florida 34240
            Facsimile: (941) 921-2821
            Attention: Carl Smith

        (b) If to DNAP, to:

            DNAPrint genomics, Inc. (Utah)
            900 Cocoanut Avenue
            Sarasota, Florida 34236
            Facsimile: (941) 952-9770
            Attention: Tony Frudakis

        (c) If to Subsidiary, to:

            DNAPrint genomics, Inc. (Florida)
            900 Cocoanut Avenue
            Sarasota, Florida 34236
            Facsimile: (941) 952-9770
            Attention: Tony Frudakis

        (d) If to Smith, to:

            355 Interstate Boulevard
            Sarasota, Florida 34240
            Facsimile: (941) 921-2821

        (e) If to Veal, to:

            355 Interstate Boulevard
            Sarasota, Florida 34240
            Facsimile: (941) 921-2821

or to such other address as any party may have furnished in writing the other parties in the manner provided above.

        6.2 Parties Bound. The provisions of this Agreement shall apply to, inure to the benefit of, and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors. In no event may any party assign any of its rights, privileges, duties, or obligations hereunder. Any assignment in violation of the foregoing shall be null and void.

        6.3 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed collectively one agreement, but, in making proof hereof, it shall never be necessary to exhibit more than one such counterpart.

        6.4 Entire Agreement: Modifications. This Agreement constitutes the final, exclusive, and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto.

        6.5 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

        6.6 Governing Law. This Agreement shall be governed by and enforceable under, and construed in accordance with, the laws of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

        6.7 Third Party Beneficiaries. No individual, firm, corporation, partnership, or other entity shall be a third-party beneficiary of this
Agreement.

        6.8 Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and will not exclude any other remedies to which any party may be lawfully entitled.

        6.9 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or an enforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

        IN WITNESS WHEREOF, TBF, Shareholders, DNAP and Subsidiary have caused this
Agreement to be signed as of the date first written above.

                                          TAMPA BAY FINANCIAL, INC.

                                              By:/s/ Carl Smith
                                                  Carl Smith
                                                  As its President

                                          SHAREHOLDERS

                                                  /s/ Carl Smith
                                                  Carl Smith

                                                  /s/ Matthew Veal
                                                  Matthew Veal

                                          DNAPRINT GENOMICS, INC. (Utah)

                                               By:/s/ Tonu Frudakis
                                                  Tony Frudakis
                                                  As its President

                                          DNAPRINT GENOMICS, INC. (Florida)

                                               By:/s/ Tony Frudakis
                                                  Tony Frudakis
                                                  As its President